U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CNC DEVELOPMENT LTD.
(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	N/A
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

970 Dalian Rd, Suite 909 Shanghai 200092 P.R.C	N/A
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:	333-152977-01
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be Registered	Name of Each Exchange on Which Each Class is to be Registered

Securities to be registered pursuant to Section 12(g) of the Act:
Class A Preferred Shares, par value $0.0001 per share
(Title of Class)

Common Shares, par value $0.0001 per share
(Title of Class)

Warrants to Purchase Class A Preferred Shares and Common Shares
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Class A Preferred Shares, Common Shares and Warrants to purchase Class A Preferred Shares and Common Shares of CNC Development Ltd. (the “Company”).  The descriptions of the Class A Preferred Shares, Common Shares and Warrants to purchase Class A Preferred Shares and Common Shares contained under the heading “Description of the Combined Company’s Securities Following the Stock Purchase” in the registration statement on Form S-4 to which this Form 8-A relates, initially filed with the Securities and Exchange Commission on August 12, 2008, as amended from time to time (File No. 333-152977 and File No. 333-152977-01) (the “Registration Statement”), and in the final prospectus thereto, filed on August 10, 2009, are incorporated herein by reference.  Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that is subsequently filed is hereby also incorporated by reference herein.

Item 2. Index to Exhibits.

3.1	Form of Amended and Restated Memorandum and Articles of Association (1)
4.1	Form of Amended and Restated Warrant Agreement between Continental Stock Transfer and Trust Company and the Company
4.2	Specimen Class A Preferred Share Certificate
4.3	Specimen Common Share Certificate
4.4	Specimen Warrant Certificate

(1)
Incorporated by reference to the corresponding exhibit of the same number filed with the Company’s Registration Statement on Form S-4, as amended, which was initially filed with the Securities and Exchange Commission on August 12, 2008.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CNC DEVELOPMENT LTD.

Date: September 15, 2009	By: /s/ William C. Morro William C. Morro, Chief Executive Officer